Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

          This Registration Rights Agreement (this “Agreement”) is dated as of July 17, 2003, by and among WebMD Corporation, a Delaware corporation (“Company”), Joseph Q. DiMartini, individually and as Trustee U/A dated February 6, 1998 f/b/o Joseph Q. DiMartini, and as Trustee of the Joseph Q. DiMartini 2002 Irrevocable Trust dated October 14, 2002, Eric J. Schaefer, an individual, Daniel A. Schmitt, individually and as Trustee of the Daniel A. Schmitt Revocable Trust dated March 26, 1999, and as Trustee of the Daniel Schmitt 2002 Irrevocable Trust dated September 24, 2002, and Dru A. Schmitt, individually and as Trustee U/A dated October 20, 1997 f/b/o Dru A. Schmitt.

RECITALS

          A. The parties listed in the preamble are also parties to that certain Stock Purchase Agreement dated as of June 15, 2003 (the “Purchase Agreement”), pursuant to which the Transferring Sellers have sold to Company on the date hereof all of the outstanding stock of Advanced Business Fulfillment, Inc. Each Transferring Seller is also sometimes referred to herein individually as a “Stockholder”; the Transferring Sellers are also sometimes referred to herein collectively as “Stockholders.”

          B. The individuals listed in the preamble (the “Individuals”) are parties to this Agreement both in their individual capacities and in their capacities as Transferring Sellers (collectively, “Sellers”).

          C. The Purchase Agreement provides for certain Contingent Payments (as defined in the Purchase Agreement) to be paid by Company to the Transferring Sellers, which Contingent Payments may be paid in the form of shares of common stock of Company (“Common Stock”).

          D. The parties desire for the Transferring Sellers to have certain registration rights and be subject to certain sale limitations with respect to certain shares of Common Stock issued to them pursuant to the Purchase Agreement (the “Shares”).

          E. The execution of this Agreement is a closing condition to the Purchase Agreement.

AGREEMENT

          In consideration of the above recitals and the mutual covenants and conditions contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS.

          1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (vii) any definition of or reference to any law, act, agreement, instrument or other document herein will be construed as referring to such law, act, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

          1.2 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

          “Additional Registrable Securities” is defined in Section 2.1(d).

          “Agreement” is defined in the preamble to this Agreement.

          “Blackout Period” is defined in Section 2.3.

          “Closing Date” means the date of this Agreement.

          “Common Stock” is defined in the Recitals to this Agreement.

          “Company” is defined in the preamble to this Agreement.

          “Exchange Act” means the Securities Exchange Act of 1934.

          “First Common Stock Issuance Date” means the first date on which Common Stock is issued to Stockholders pursuant to the Contingent Payment provisions set forth in Section 2.4 of the Purchase Agreement.

          “Permitted Transferee” means with respect to any Stockholder (i) the Individual that is its trustee or (ii) any trust solely for the benefit of an Individual or one or more of such Individual’s family members for which an Individual is the trustee, in each case which Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement.

          “Prospectus” means the prospectus included in the Shelf Registration Statement, as amended or supplemented including, without limitation, by any post-effective amendments thereto, and all material incorporated by reference into such prospectus.

          “Purchase Agreement” is defined in the recitals to this Agreement.

          “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          “Requisite Information” is defined in Section 2.4(a).

          “Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule or similar provision then in effect).

          “Rule 415” means Rule 415 promulgated under the Securities Act (or any successor rule or similar provision then in effect).

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933.

          “Sellers” is defined in the recitals to this Agreement.

          “Sellers Representative” has the meaning set forth in the Purchase Agreement.

          “Shares” is defined in the recitals to this Agreement.

          “Shelf Registration Statement” is defined in Section 2.1(a).

          “Stockholder” and “Stockholders” are defined in the recitals to this Agreement.

          “Subsequent Common Stock Issuance Date” means any date subsequent to the First Common Stock Issuance Date on which Common Stock is issued to Stockholders pursuant to the Contingent Payment provisions set forth in Section 2.4 of the Purchase Agreement.

          “Termination Date” is defined in Section 2.1(a).

          “Transferring Seller” has the meaning set forth in the Purchase Agreement.

          “Violation” is defined in Section 2.6.

ARTICLE 2

REGISTRATION RIGHTS.

          2.1 Shelf Registration and Related Matters.

          (a) Obligation to Register. Company will file by the date that is 90 days before the First Common Stock Issuance Date, and will use all reasonable efforts to cause to be effective on or before the First Common Stock Issuance Date, a registration statement on Form S-3 for an offering to be made on a continuous basis under Rule 415 under the Securities Act, covering a number of shares of Common Stock determined by Company, but not less than Company’s good faith estimate of the total number of shares of Common Stock to be issued to Stockholders on the First Common Stock Issuance Date (a “Shelf Registration Statement”). If

on the 90th day prior to the date of any Subsequent Common Stock Issuance Date, a Shelf Registration Statement is not effective and the Shares issued to the Stockholders are not otherwise eligible for sale to the public under Rule 144 without registration on such Subsequent Common Stock Issuance Date, Company will use all reasonable efforts to cause to be effective a Shelf Registration Statement for such Shares on or before such Subsequent Common Stock Issuance Date. Each Shelf Registration Statement will include a plan of distribution as reasonably determined by Company, but including all methods of distribution reasonably requested by any Stockholder. Company will use all reasonable efforts to maintain the effectiveness of each Shelf Registration Statement pursuant to which any of the Shares covered by such Shelf Registration Statement are being offered until the earlier of (i) the date on which such Shares become eligible for sale to the public under Rule 144 without registration and (ii) the date on which such Shares covered by the applicable registration statement or Rule 144 will have been sold by the Stockholders (the earlier of such dates, a “Termination Date”). Notwithstanding anything in this Agreement to the contrary, Company may, in its sole discretion, continue the effectiveness of a Shelf Registration Statement for such time as is permissible under the Securities Act.

          (b) Amendment of Shelf Registration Statement. To the extent necessary, immediately after the First Common Stock Issuance Date or any Subsequent Common Stock Issuance Date, Company will promptly file following the receipt of notice from Sellers Representative which includes the Requisite Information with respect to each Stockholder, a Prospectus supplement pursuant to the Securities Act to amend or supplement the relevant Shelf Registration Statement to include in such Shelf Registration Statement such information as to each Stockholder (and the Shares held by each such Stockholder). Company will promptly provide Sellers Representative a copy of each Prospectus as so amended or supplemented containing the Requisite Information in order to permit each Stockholder to comply with the prospectus delivery requirements of the Securities Act in a timely manner with respect to any proposed disposition of such Stockholder’s Shares.

          (c) Company Directs Manner of Sale. Company will select the managing underwriter or broker to be used by a Stockholder to sell such Stockholders’ Shares, and will determine the method of sale thereof (with respect to any sales to be made by a Stockholder under a Shelf Registration Statement, choosing from among the options described in the plan of distribution included therein); provided that any such selection and determination will be subject to the consent of Stockholders, which consent will not be unreasonably delayed or withheld, it being understood that a reasonable basis to so withhold consent is Stockholders’ reasonable belief that such selection or determination would materially delay or decrease the number of Shares desired to be sold by a Stockholder under such Shelf Registration Statement. A Stockholder desiring to sell Shares will so advise Company’s Chief Financial Officer in writing, and the Chief Financial Officer will advise such Stockholder as to Company’s proposed method of sale within five Business Days following his receipt of such Stockholder’s written notice.

          (d) Increase in Registrable Shares. In the event that the number of Shares covered by a Shelf Registration Statement pursuant to Section 2.1(a) is less than the number of Shares that Stockholders ultimately receive pursuant to the Contingent Payment provisions set forth in Section 2.4 of the Purchase Agreement as a result of the resolution of a dispute as to the amount of the Contingent Payment or otherwise (such additional Shares, the “Additional

Registrable Securities”), and in the event that such Additional Registrable Securities are not eligible for sale to the public under Rule 144 without registration, then Company will, in its sole discretion, either promptly amend the existing Shelf Registration Statement, if any, or file a new Shelf Registration Statement, to register the Additional Registrable Securities thereon and cause such amended, or new, as the case may be, Shelf Registration Statement, to remain effective until the relevant Termination Date.

          2.2 Obligations of Company. Company will use all reasonable efforts to do the following:

          (a) On or prior to the First Common Stock Issuance Date or a Subsequent Common Stock Issuance Date, to the extent that Shares are not otherwise eligible for sale to the public under Rule 144 without registration, cause a Shelf Registration Statement to be effective, and file such post-effective amendments as may be necessary to keep such registration statement effective until the relevant Termination Date.

          (b) Prepare and file with the SEC such post-effective amendments and supplements to a Shelf Registration Statement and the Prospectus as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such Shelf Registration Statement and to keep such Shelf Registration Statement effective and cause the Prospectus as so supplemented to be filed pursuant to the Securities Act in a timely manner and to comply fully with the applicable provisions of the Securities Act and use all reasonable efforts to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such Shelf Registration Statement in accordance with the intended method of distribution as set forth therein, in each case subject to all reasonably requested cooperation of Sellers.

          (c) Furnish to Stockholders without charge such numbers of copies of each Shelf Registration Statement (including documents incorporated by reference therein and exhibits thereto) and Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request from time to time in order to facilitate the disposition of the Shares held by them.

          (d) Register and qualify the Shares covered by a Shelf Registration Statement under such state securities laws of such jurisdictions as reasonably requested by Stockholders and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Shares covered by such Shelf Registration Statement; provided that Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) Promptly notify Stockholders at any time when a Prospectus is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and following such notification promptly prepare and file an appropriate supplement or amendment to the relevant

Shelf Registration Statement and cause such supplement or amendment to be declared effective (to the extent required under the Securities Act) and/or promptly prepare and furnish to Stockholders a reasonable number of copies of a supplement to or an amendment of the Prospectus as may be necessary so that, as thereafter delivered to the purchasers of shares covered by such Shelf Registration Statement, the Prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing.

          (f) Furnish to Sellers Representative, before filing with the SEC, copies of each Shelf Registration Statement and the Prospectus, and any pre-effective or post-effective amendments thereof, which documents will be subject to the review of Sellers Representative; and consider any requests for additions to or modifications of such Shelf Registration Statement and the Prospectus and any pre-effective or post-effective amendments thereto reasonably made by Sellers Representative within two Business Days of Company’s delivery of the copies thereof.

          (g) Promptly notify Sellers Representative, (i) when the Prospectus, any Prospectus supplement or any post-effective amendment to a Shelf Registration Statement has been filed, and, with respect to such Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective, (ii) of any request by the SEC for amendments to a Shelf Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, or (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Shelf Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Shares covered by such Shelf Registration Statement for offering or sale in any jurisdiction or of the initiation of any proceeding for any of the preceding purposes.

          (h) If at any time the SEC issues any stop order suspending the effectiveness of a Shelf Registration Statement, or any state securities commission issues an order suspending the qualification or exemption from qualification of the Shares covered by such Shelf Registration Statement under state securities or Blue Sky laws, use all reasonable efforts to obtain the withdrawal of lifting of such order at the earliest possible time.

          (i) If made by Sellers Representative prior to the relevant Termination Date, consider any reasonable requests to incorporate information in a Shelf Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment, if necessary, and further consider making the required filings of any such Prospectus supplement or post-effective amendment as soon as practicable after Company is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

          (j) Cause the Shares covered by a Shelf Registration Statement to be listed or traded on the New York Stock Exchange, The Nasdaq National Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted.

          2.3 Seller Covenants.

          (a) No Hedging or Short Selling. Beginning on the date hereof and ending on the earlier to occur of (i) December 31, 2006 and (ii) the date upon which all of the Shares have been sold, each Seller agrees not to enter into a Hedging Transaction (as defined below). Each Seller represents and warrants to Company that it has not entered into any Hedging Transaction prior to the date hereof. “Hedging Transaction” means with respect to any Shares, (A) any short sale, the grant of any option for the purchase thereof or any other transaction which is designed to or is reasonably expected to lead to or result in a disposition of Shares other than as contemplated by this Agreement and (B) entering into a derivative contract or any other transaction that would have the economic effect of eliminating or substantially reducing any Seller’s market risk with respect to any Shares.

          (b) No Sales Except Pursuant to this Agreement. Each Stockholder agrees not to sell, transfer or otherwise dispose of any Shares issued or issuable under the Purchase Agreement except pursuant to the terms of this Agreement.

          (c) Compliance of Transferring Sellers. Each individual who is a party to this Agreement will cause the Transferring Seller of which it is the trustee to comply with or perform all of such Transferring Seller’s obligations under this Agreement.

          (d) Blackout Periods. Company will be entitled to suspend for a period of time, not to exceed 60 days (each, a “Blackout Period”), any offer or sale of Shares pursuant to a Shelf Registration Statement (other than transfers to Permitted Transferees), if Company reasonably determines that the offering of any such Shares would impede, delay or interfere with any financing, offer or sale of securities, acquisition, corporate reorganization or other material transaction involving Company or any of its affiliates, or require disclosure of material information as to which disclosure at that time would not be in the best interest of Company and its stockholders; provided, however, that the Blackout Period will earlier terminate upon public disclosure by Company of such material information or completion or abandonment of such a transaction. Upon notice by Company to Sellers of such determination, each Seller agrees to (i) keep the fact of any such notice strictly confidential, (ii) promptly halt any offer, sale, trading or transfer by such Seller of Common Stock for the duration of the Blackout Period set forth in such notice (or until earlier terminated by Company) (other than transfers to Permitted Transferees), and (iii) promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, the Prospectus, and any amendment or supplement thereto for the duration of the Blackout Period set forth in such notice (or until earlier terminated by Company).

          2.4 Furnish Information; No Obligation.

          (a) It will be a condition precedent to the obligations of Company to take any action pursuant to this Article 2 with respect to any Shares that Stockholders will furnish to Company such information regarding themselves and the Shares held (or to be held) by them, as will be required by applicable rules and regulations of the SEC to effect the registration of the Shares (the “Requisite Information”) (including the completion and delivery to Company of a Stockholder questionnaire).

          (b) Each Seller will: (i) not knowingly take any action that would prevent the distribution of Shares covered by a Shelf Registration Statement to be made in accordance with the plan of distribution set forth in such registration statement and with all applicable rules and regulations of the SEC; (ii) not sell any Shares covered by a Shelf Registration Statement after Stockholders have received a notification pursuant to Section 2.2(e) until Company has filed an amendment or supplement to the Prospectus so that it no longer includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (iii) notify Company promptly in writing upon the sale by Stockholder of any Shares covered by a Shelf Registration Statement.

          2.5 Expenses of Registration. All expenses (other than underwriting discounts and commissions and stock transfer taxes applicable to shares registered by Stockholders as well as the cost of counsel of Sellers, which will be borne exclusively by Sellers), incurred in connection with registrations made pursuant to this Article 2, including all registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for Company, will be borne by Company.

          2.6 Indemnification. The following will apply to any Shares included in a registration statement under this Article 2.

          (a) In connection with the registration of any Shares under this Agreement, Company will indemnify and hold harmless Stockholders against any expenses, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in a Shelf Registration Statement under which such Shares were registered, Prospectus or other document incident thereto, any preliminary Prospectus or final Prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with such Shelf Registration Statement. Company will pay to Stockholders, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such expense, loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.6(a) will not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability, or action if such settlement is effected without the written consent of Company (which consent will not be unreasonably withheld or delayed), nor will Company be liable to any Stockholder for any such expense, loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (A) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Stockholders or (B) a breach of this Agreement by any Seller.

          (b) In connection with the registration of any Shares under this Agreement, Sellers will jointly and severally indemnify and hold harmless Company, each of its directors and officers (in each case, other than any individual that is a party to this Agreement), each person, if any, who controls Company within the meaning of the Securities Act, against any expenses, losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereto) arise out of or are based upon (A) a Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Stockholders expressly for use in connection with such registration or (B) a breach of this Agreement by any Seller; and Stockholders will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.6(b), in connection with investigating or defending any such expense, loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.6(b) will not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the written consent of any Seller (which consent will not be unreasonably withheld or delayed); and provided, further, however, in no event will any indemnity under this Section 2.6(b) exceed the aggregate net proceeds actually received by Stockholders from the sale of Shares effected pursuant to such registration, except in the case of fraud by such Stockholder.

          (c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, and the indemnified party may participate in such defense at such party’s expense; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Section 2.6 to the extent of such material prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

          (d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event will any contribution by a Stockholder under this Section 2.6(d) exceed the net proceeds actually received by such Stockholder from the sale of Shares effected pursuant to a Shelf Registration Statement, except in the case of fraud by such Stockholder. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          (f) The obligations of Company and Sellers under this Section 2.6 will survive the completion of any offering of Shares under this Article 2.

          2.7 No Assignment. The rights of Stockholders and Company under this Agreement may not be assigned or otherwise transferred, except to a Permitted Transferee or, with respect to Company, in connection with a change of control of Company where Stockholders are entitled to receive the stock of an entity other than Company pursuant to the Purchase Agreement.

          2.8 Termination of Registration Rights. Except as set forth in Section 2.6(f), no Stockholder will be entitled to exercise any right provided for in this Article 2 once all Shares held by and issuable to such Stockholder may be sold to the public under Rule 144 without registration. Notwithstanding anything in this Agreement to the contrary, but except as set forth in Section 2.6(f), the obligations of and restrictions upon each Stockholder under this Agreement, including those set forth in Sections 2.1(c) and 2.3, will survive until the earlier to occur of (i) December 31, 2006 and (ii) the date upon which all of the Shares have been sold.

ARTICLE 3

MISCELLANEOUS.

          3.1 Rights Cumulative; Waiver. Except as explicitly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any party may otherwise have at law or in equity. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (ii) no notice to or demand on one party will be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand.

          3.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other telecommunications mechanism will be effective as delivery of a manually executed counterpart of this Agreement.

          3.3 Further Assurances. Each party agrees to cooperate fully with the other parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

          3.4 Governing Law; Consent to Jurisdiction and Jury Trial Waiver.

          (a)  This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

          (b)  All actions and proceedings arising out of or relating to this Agreement will be heard and determined in a New York State or a federal court sitting in the Southern District of New York, and the parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereby consent to service of process by mail (in accordance with Section 3.5) or any other manner permitted by law.

          (c)  COMPANY AND EACH SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF COMPANY OR ANY SELLER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

          3.5 Notices. Unless otherwise specified, any notice or other communication hereunder must be given in writing and: (i) delivered in person; (ii) transmitted by facsimile or other telecommunications mechanism; (iii) delivered via an overnight courier service of national reputation; or (iv) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          If to any Seller, to:

Dru A. Schmitt 147 West Coconut Palm Road Boca Raton, Florida 33432 Facsimile: (561) 347-6627

          with a copy (which will not constitute notice) to:

Lewis, Rice & Fingersh, L.C. 500 North Broadway, Suite 2000 St. Louis, Missouri 63102 Attention: Tom W. Zook, Esq. Facsimile: (314) 612-7671

          If to Company:

WebMD Corporation River Drive Center 2 669 River Drive Elmwood Park, New Jersey 07407-1371 Attention: General Counsel Facsimile: (201) 703-3443

          with copies (which will not constitute notice) to:

WebMD Corporation River Drive Center 2 669 River Drive Elmwood Park, New Jersey 07407-1371 Attention: Chief Financial Officer Facsimile: (201) 398-2615

          and to:

O’Melveny & Myers LLP 1999 Avenue of the Stars Los Angeles, California 90067 Attention: Steven L. Grossman, Esq. Facsimile: (310) 246-6779

or to such other address or to such other Person as Company or any Seller has last designated by such notice to the other parties. Each such notice or other communication will be effective: (i) if given by facsimile or other telecommunication, when transmitted to the applicable number so specified in this Section 3.5 and an appropriate confirmation is received; (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national reputation, one

Business Day after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

          3.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          3.7 No Presumption. The parties acknowledge that each party has been represented by counsel, or has had the opportunity to consult with counsel of its choice and has waived such opportunity, in connection with this Agreement and the transactions contemplated by this Agreement. Regardless of anything else contained herein, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

          3.8 Entire Agreement; Amendment. This Agreement together with the Purchase Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Company and Sellers.

          3.9 Titles and Subtitles. The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.10 Successors and Assigns. Except as otherwise provided in this Agreement, including the restrictions set forth in Section 2.7, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any of Common Stock).

          3.11 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

          3.12 Rule 144 Reporting. With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC that may permit the sale of the Shares to the public without registration, Company agrees to use commercially reasonable efforts until the Shares issued to Transferring Sellers under the Purchase Agreement meet the requirements of Rule 144(k) in the sole discretion of Company to (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC, in a timely manner, all reports and other documents required of Company under the Exchange Act.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WebMD Corporation,
a Delaware corporation

By: /s/ DAVID C. AMBURGEY	/s/ JOSEPH Q. DIMARTINI

Name: David C. Amburgey Title: Senior Vice President	Joseph Q. DiMartini Trustee U/A dated February 6, 1998 f/b/o Joseph Q. DiMartini

/s/ JOSEPH Q. DIMARTINI	/s/ JOSEPH Q. DIMARTINI

Joseph Q. DiMartini	Joseph Q. DiMartini, Trustee of the Joseph Q. DiMartini 2002 Irrevocable Trust dated October 14, 2002

/s/ ERIC J. SCHAEFER	/s/ DANIEL A. SCHMITT

Eric J. Schaefer	Daniel A. Schmitt, Trustee of the Daniel A. Schmitt Revocable Trust dated March 26, 1999

/s/ DANIEL A. SCHMITT	/s/ DANIEL A. SCHMITT

Daniel A. Schmitt	Daniel A. Schmitt, Trustee of the Daniel Schmitt 2002 Irrevocable Trust dated September 24, 2002

/s/ DRU A. SCHMITT	/s/ DRU A. SCHMITT

Dru A. Schmitt	Dru A. Schmitt Trustee, U/A dated October 20, 1997 f/b/o Dru A. Schmitt